Exhibit 99.1

Life Care Medical Devices Signs Exclusive Agreement with M.E.D. Surgical for the Distribution in Ireland of its Proprietary Keyhole Cup® Laparoscopic Access Device

-M.E.D. Surgical is a leader in Ireland for distribution of operating room products-

-Ageement underpins LCMD’s strategy to focus on revenue growth and market expansion-

New York, NY, July 8, 2013 – Life Care Medical Devices Ltd., (OTC BB: LCMD), a development stage medical device company today announced that Life Care Medical Devices, Ltd, Ireland signed an exclusive agreement with M.E.D. Surgical, a subsidiary of Sisk Healthcare for the distribution of the Company’s Keyhole Cup® Laparoscopic Access Device in the Republic of Ireland territories and Northern Ireland.

M.E.D. Surgical Ltd. was formed as a consequence of the “Laparoscopic Surgery revolution”. In January 1993, M.E.D. was established as an Irish distributor company specializing in Operating Room products.

Life Care Medical Devices’ lead development and commercialization program is its proprietary, innovative Keyhole Cup® Laparoscopic Access Device for use in laparoscopic surgery. Keyhole Cup addresses a critical need in the laparoscopic surgery market (one of the largest medical procedure markets) and was developed to advance the standard of care for laparoscopic access and provide the surgeon a method for rapid, consistent, and safe access to the abdominal region.

Glenn Foley, Life Care Medical Device Ltd.’s Chief Executive Officer stated, “Ireland is an important market for us given its continued robust growth in the medical device arena. Our new relationship with M.E.D. and the Sisk Healthcare organization will be critical in our growth and expansion in Europe, specifically in the Ireland market, and we are thrilled to be working with such a prominent partner. With M.E.D.’s track record and commitment in the OR and laparoscopic space, we believe we are now well positioned to exploit the Keyhole Cup opportunity in this significant marketplace.”

Foley concluded, “We will continue to work in earnest to raise the awareness of our Keyhole Cup device among KOL’s globally. We also expect to finalize additional agreements with leading distributors across Europe and our other key targeted markets worldwide.”

About KeyHole Cup® Laparoscopic Access Device

In laparoscopic surgery the alternative methods of gaining access to the abdominal cavity have developed as a form of risk mitigation to injury from the Veress needle access technique, such as the Scandinavian and the Hassan methods which involve scalpel induced surgical openings that add additional time and steps relative to the Veress approach.

Keyhole Cup addresses a critical need in the laparoscopic surgery market (one of the largest medical procedure markets) and was developed to advance the standard of care for laparoscopic access. The KeyHole Cup device is a proprietary laparoscopic surgery access device. The device is a domed shaped technology that utilizes negative pressure to raise the anterior abdominal wall for rapid and safe access of the abdomen of surgical instruments.

The use of the KeyHole Cup should in fact increase the use of the Veress needle approach since it removes many of the inadvertent injuries. LCMD is developing a platform of devices designed to make the laparoscopic surgery procedure safer and more efficient and allow the surgeon to control all phases of the procedure.

About M.E.D. Surgical

M.E.D. Surgical was formed in January 1993 with its charter to specialize in the distribution of OR products. Since then, the company has grown significantly despite the current economic environment while keeping OR products as its major focus. The company trades successfully in all-Ireland (north & south) and has a sales force covering all territories.

M.E.D. Surgical became part of the SISK GROUP in March 2006 and operates under the umbrella structure, SISK Healthcare.

About Life Care Medical Devices Limited

Life Care Medical Devices Limited (“LCMD”) was founded to establish a medical device operating entity for the production and distribution of medical device technologies. LCMD’s lead product in its pipeline, the KeyHole Cup, is a proprietary device now available for use in laparoscopic surgery. Laparoscopic surgery is the second largest medical segment worldwide with 45 million procedures performed globally and a 10% organic year-on-year growth. As a surgical access device, the KeyHole Cup can be utilized in every laparoscopic procedure.

LCMD’s proprietary product platforms are being developed to serve large sub-segments of health care. The two initial platforms for market cover laparoscopic surgery (KeyHole Cup) and pain management (Epios).

Please Note: This release may contain forward-looking statements regarding our prospective performance. Forward-looking statements are based on certain assumptions and describe future plans, strategies, and expectations of our company. Accordingly, actual results may differ materially from anticipated results. Some of the factors that could cause our actual results to differ from our expectations include, without limitation: the ability to receive FDA and foreign regulatory approvals for our product candidates, including the Keyhole Cup Laparoscopic Access Device; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including the Keyhole Cup Laparoscopic Access Device; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to enter into and maintain collaborations with third parties for the development and commercialization of our products, including the Keyhole Cup Laparoscopic Access Device; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our ability to retain and hire necessary employees and to staff our operations appropriately; and our dependence on the success of the Keyhole Cup Laparoscopic Access Device.  The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

SOURCE: Life Care Medical Devices Ltd.

CONTACT:

Investors and Media:

Jenene Thomas

Investor Relations + Corporate Communications Advisor

Thomas@lifecmed.com

+1 908-938-1475